Exhibit 5	Opinion of Counsel of Astec Industries, Inc.



[Alston & Bird letterhead]


July 27, 1995

Astec Industries, Inc.
4101 Jerome Avenue
Chattanooga, Tennessee  37407

	Re:	Astec Industries, Inc. 401(k) Retirement Plan
		--   Form S-8 Registration Statement

Gentlemen:

	We have acted as counsel for Astec Industries, Inc., a Tennessee corporation (the "Company"), in the preparation of the referenced Form S-8 Registration Statement relating to the Company's 401(k) Retirement Plan (the "Plan") and the proposed offer of up to 500,000 shares of the Company's common stock, $0.20 par value (hereinafter referred to as "Common Stock"). In connection with the preparation of said Registration Statement, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

	On the basis of the foregoing, it is our opinion that the proposed offer under the Plan of up to 500,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

	We hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form S-8 and further consent to the use of our name wherever appearing in the Form
S-8.

Very truly yours,

ALSTON & BIRD

By: 	/s/ LAURA G. THATCHER
LGT:lgt